Exhibit 107.1

Calculation of Filing Fee Tables

S-8

(Form Type)

SCIENCE 37 HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock reserved for issuance pursuant to the Science 37 Holdings, Inc. 2022 Employment Inducement Incentive Award Plan	457(c) and 457(h)	1,000,000(2)	$1.35(3)	$1,350,000.00(3)	$0.00011020	$148.77
Total Offering Amounts					$1,350,000.00		$148.77
Total Fee Offsets							N/A
Net Fee Due							$148.77

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) also covers any additional number of shares of common stock, $0.0001 par value per share (“Common Stock”), of Science 37 Holdings, Inc. that become issuable under the Science 37 Holdings, Inc. 2022 Employment Inducement Incentive Award Plan (the “Plan”) by reason of any stock splits, stock dividends or other distribution, recapitalization or similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2) Represents 1,000,000 shares of Common Stock available for future issuance under the Plan pursuant to its terms.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act and based on the average of the high and low sales price per share of Common Stock on The Nasdaq Stock Market LLC on November 8, 2022, which date is within five business days prior to filing this Registration Statement.